EXHIBIT 11

                    CATALINA LIGHTING, INC. AND SUBSIDIARIES
              SCHEDULE OF COMPUTATION OF DILUTED EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                         THREE MONTHS ENDED
                                                             DECEMBER 31,
                                                    ----------------------------
                                                        1999             1998
                                                    -----------      -----------
Net income for diluted earnings
  per share                                         $   537,000      $   503,000
                                                    ===========      ===========
Weighted average number of common shares
  outstanding during the period                       7,386,000        7,171,000

Weighted average number of shares repurchased
    during the period                                  (400,000)              --

Common equivalent shares determined
   using the "Treasury Stock" method
   representing shares issuable upon exercise
   of stock options and warrants and shares
   issuable under contractual agreements                759,000          111,000
                                                    -----------      -----------
Weighted average number of shares
  used in calculation of diluted earnings
  per share                                           7,745,000        7,282,000
                                                    ===========      ===========
Diluted earnings per share                          $      0.07      $      0.07
                                                    ===========      ===========

NOTE

Subordinated notes convertible into 1,146,000 common shares and 1,040,000 common shares for 1999 and 1998, respectively, were not included because their effect was anti-dilutive.